COLONIAL UTILITIES FUND - CLASS C


                             Inception Date: 8/1/97



                               SINCE INCEPTION
                               8/1/97 TO 11/30/97

                        Standard              Non-Standard
                        --------              ------------


Initial Inv.            $1,000.00              $1,000.00

Amt. Invested           $1,000.00              $1,000.00
Initial NAV                $16.26                 $16.26
Initial Shares             61.501                 61.501

Shares From Dist.           0.583                  0.583
End of Period NAV          $18.06                 $18.06

CDSC Rate                    1.00%
Total Return                11.12%                 12.12%

Average Annual
 Total Return                 N/A                    N/A